Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Indivior Pharmaceuticals, Inc. (formerly known as Indivior PLC) of our report dated March 3, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Indivior Pharmaceuticals, Inc.’s (formerly known as Indivior PLC) Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

January 26, 2026